CONSENT OF JOHN RAJALA

The undersigned hereby consents to the references to, and the information derived from, the report titled “Masbate Gold Operation, Republic of Philippines, NI 43-101 Technical Report on Operations” dated effective December 31, 2016, and to the references, as applicable, to the undersigned's name included in or incorporated by reference in this registration statement on Form S-8 of B2Gold Corp.

/s/ John Rajala
John Rajala
June 13, 2017